Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

COLAZAL® FOOD EFFECT APPLICATION GRANTED FDA APPROVAL

RALEIGH, NC, September 27, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) announces that the U.S. Food and Drug Administration approved a supplemental new drug application which provides for changes to the approved labeling for COLAZAL® based upon the pharmacokinetics of COLAZAL administered with food as well as sprinkled over food.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team. Salix also markets XIFAXAN®, VISICOL®, OSMOPREP™, AZASAN®, ANUSOL-HC® and PROCTOCORT®. In August 2006, the FDA approved MOVIPREP® for bowel cleansing prior to colonoscopy, and we intend to launch sales of the product in mid-fourth quarter 2006. Balsalazide tablets, Granulated Mesalamine and SANVAR® (600 ug vials vapreotide acetate powder) are under development.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of potential generic and other competition, regulatory review and clinical trials, market acceptance for approved products, intellectual property risks, the need to acquire additional products, and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.